Exhibit 99.1

Contact:  Denise Barton
Chief Financial Officer
(702) 380-7777

FOR IMMEDIATE RELEASE

GB HOLDINGS, INC. REPORTS FIRST QUARTER UNAUDITED CONSOLIDATED
FINANCIAL RESULTS

Atlantic City, New Jersey, May 9, 2005 – GB Holdings, Inc. (“GB Holdings”), today reported the following unaudited consolidated financial results for the three months ended March 31, 2005:

GB Holdings’ net revenues decreased to $40.0 million for the three months ended March 31, 2005 from $41.0 million for the three months ended March 31, 2004. This decrease was primarily due to a decrease in overall casino revenues.

Net loss for the three months ended March 31, 2005 was $4.1 million, an increase from net loss of $3.2 million for the three months ended March 31, 2004. The increased net loss for the three months ended March 31, 2005 reflected the effects of decreased net revenues of $1.0 million and an increase in operating expenses of $1.3 million, primarily marketing expenses, which was offset by an decrease in debt restructuring cost of $0.7 million and a decrease in interest expense of $0.7 million.

The following table reconciles GB Holdings’ net loss to EBITDA for the quarter ended March 31, 2005 and 2004:

GB Holdings, Inc.
Reconciliation of Net Income (Loss) to EBITDA
(in millions)

	For the Quarter Ended
	March 31,
	2005	2004
Net income (loss)	$(4.1)	$(3.2)

Interest expense	2.5	3.2
Interest income	(0.1)	0.6
Provision for income taxes	0.2	0.3
Depreciation and amortization expense	4.0	3.6

EBITDA	$2.5	$4.5

This press release is for informational purpose only. This press release may contain statements that are forward-looking. Such forward looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of GB Holdings. For more information regarding GB Holdings and risks applicable to their business, please review the filings of GB Holdings with the Commission, including the reports on Forms 10-K and 10-Q.